Exhibit 10.16

August 19, 2008

Mr. James Griffin

Via Hand Delivery

Re:	Retention Agreement

Dear James:

    As SemGroup Energy Partners Management, Inc. (the “Company”) and SemGroup Energy Partners G.P., L.L.C. (“SGGP”) believe it is in the best interests of the Company, SGGP and SemGroup Energy Partners, L.P. (“SGLP”) to encourage you to remain in the employ of the Company, the Company hereby agrees, and SGGP and SGLP guarantee, as of the date set forth above (the “Effective Date”), to provide you retention payments totaling up to $180,000, which is equivalent to 1.2 times your current annual base salary, (your “Retention Opportunity”), subject to the terms and conditions more fully set forth below in this letter agreement (this “Agreement”).

1. Retention Payments.

                (a) If you remain employed until October 30, 2008 (the “First Retention Date”), you will be paid a lump sum retention payment equal to $45,000, which is 25% of your Retention Opportunity, within 30 days following the First Retention Date.

                (b) If you remain employed until July 31, 2009 (the “Final Retention Date”), you will be paid an additional lump sum retention payment equal to $135,000, which is 75% of your Retention Opportunity, within 30 days following the Final Retention Date.

                (c) If your employment is (1) terminated by the Company other than for Cause prior to the Final Retention Date or (2) voluntarily terminated by you for Good Reason, then you will be paid a lump sum retention payment equal to your Retention Opportunity, reduced by the amount of any payment you may have already received under Section 1(a) above, within 30 days following the date of your termination.   For purposes of this Agreement, “Cause” means termination of employment by the Company due to failure to perform your duties in good faith, misconduct which violates a written company policy, breach of this Agreement, gross negligence, dishonesty, or intentional acts detrimental or destructive to the Company or its affiliates, employees or property.  For purposes of this Agreement, “Good Reason” means (i) a material reduction in the your base salary, (ii) a material diminution of your duties, authority or responsibilities as in effect immediately prior to such diminution or (iii) the relocation of the your principal work location to a location more than 50 miles from its current location.  In order to be eligible for payment on account of a Good Reason termination, you must: (i) provide written notice to the Company within 90 days following the first event or condition which gives rise to your claim of Good Reason under this section; (ii) provide the Company 30 days from the date of such notice in which to “cure” such event or condition and (iii) actually terminate employment within 30 days following the expiration of the cure period described above.

                (d) For the avoidance of doubt, if you voluntarily terminate your employment other than for Good Reason or are fired for Cause prior to the First Retention Date or the Final Retention Date, the payments otherwise payable on any date following the date of your termination will be forfeited.  For purposes of this Agreement, employment with the Company or any affiliate shall be considered employment with the Company.

2. Confidentiality.  The Company has provided and will continue to provide you with Confidential Information regarding the Company and the Company’s business and has agreed to make certain payments pursuant to Section 1 hereof.  In return for this and the other consideration provided under this Agreement, you agree that you will not disclose or make available to any other person or entity, or use for your own personal gain, any Confidential Information, except for such disclosures as required (i) by law or legal process, (ii) in the performance of your obligations hereunder, (iii) in connection with the enforcement of your rights under this Agreement, or (iv) in connection with the defense or settlement of any claim, suit or action brought against you by the Company or any other party; provided, however, that if disclosure of Confidential Information is required pursuant to (i) or (iv) above, you shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.  For purposes of this Agreement, “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.  By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s plans and strategies, nonpublic information concerning pending investigations, disputes or litigation involving the Company, market information pertaining to the Company or its operations, material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial statements or parts thereof, budgets or other financial information, projections, licenses, prices, costs, and employee, customer information, customer lists and supplier lists or parts thereof.  The Company and you agree to use all reasonable means to insure that this Agreement is kept confidential, except for disclosures required by law.

3. Withholding of Taxes.  The Company may withhold from any benefits payable under this agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

4. No Right to Continued Employment.  Nothing in this agreement shall give you any rights to (or impose any obligations for) continued employment by the Company or any affiliate or subsidiary thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by you.

5. Duty of Loyalty.  You represent, warrant, confirm and agree that, so long as you are employed by the Company and in the scope of your employment, notwithstanding any agreement or understanding with any person or entity, you shall at all times act, in your good faith judgment, solely in interest of the Company, SGGP and SGLP (collectively with the Company and SGGP, the “SGLP Group”), and that you have no duties to SemGroup L.P. or to any entity other than the SGLP Group, notwithstanding that any such other person or entity may make payment to you (including for services rendered to the SGLP Group).  The foregoing notwithstanding, the mere fact that you voluntarily terminate your employment with the Company and accept employment elsewhere shall not be deemed a violation of this duty of loyalty so long as you do not breach the confidentiality provisions of this Agreement.

6. Offset of Retention Payments.  If, after the First Retention Date or the Final Retention Date, the Company determines in good faith that (i) you owe any undisputed amounts to the Company or any affiliate, (ii) the Company or any affiliate has a colorable legal claim or cause of action against you or (iii) a third party has a colorable legal claim or cause of action against the Company or any affiliate relating to actions you have taken, the Company, in its sole discretion, may offset any retention payments due to you under Section 1 against the amount of any obligation or liability (i) you may have to the Company or any affiliate or (ii) that your actions may have caused the Company or any affiliate to incur.

7. No Assignment; Successors.  Your right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 7 the Company shall have no liability to pay any amount so attempted to be assigned or transferred.  This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This agreement shall be binding upon and inure to the benefit of the Company and SGGP and their respective successors and assigns, including, without limitation, any company into or with which the Company or SGGP may merge or consolidate by operation of law or otherwise.

8. Entire Agreement.  This agreement represents the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to the subject matter hereof.

9. Modification of Agreement.  Any modification of this agreement shall be binding only if evidenced in writing and signed by you and an authorized representative of the Company.

10. Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

11. Severability.  If a court of competent jurisdiction determines that any provision of this agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this agreement and all other provisions shall remain in full force and effect.

If you agree to the terms of this letter agreement, please sign and date below.

Yours very truly,

SEMGROUP ENERGY PARTNERS MANAGEMENT, INC.

By: /s/ Kevin L. Foxx_____________________
President

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

By: /s/ Alex G. Stallings____________, Manager

SEMGROUP ENERGY PARTNERS, L.P.

By SEMGROUP ENERGY PARTNERS G.P., L.L.C., its General Partner

By: /s/ Alex G. Stallings____________, Manager

Accepted and Agreed to By:

/s/ James R. Griffin ________________
James R. Griffin

8/20/08_________________________
Execution Date